EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth Quarter and Year End 2011 Financial Results

SPOKANE, Wash., Feb. 17, 2012 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT) President and CEO Randall L. Fewel, today announced a 4th Quarter net loss for the Company of $607 thousand, compared to a net loss of $438 thousand for the 4th Quarter of 2010. He also reported a net loss of $746 thousand for the year ended December 31, 2011, compared to net income of $945 thousand for the year ended December 31, 2010. The fourth quarter 2011 results include a provision for loan losses of $2.0 million and the results for the year include a loan loss provision of $6.9 million, compared to loan loss provisions in 2010 of $900 thousand and $3.0 million for the fourth quarter and full year, respectively.

Fourth Quarter and Year-End Results

After accrual of dividends on preferred stock and related accretion adjustments totaling $169 thousand, earnings attributable to the Company's common shareholders for the fourth quarter in 2011 were a net loss of $776 thousand which equates to a loss of ($0.25) per fully diluted share, compared to a loss of $608 thousand or ($0.20) per fully diluted share for the fourth quarter of 2010.

For the full-year 2011, after accrual of dividends on preferred stock and related accretion adjustments totaling $677 thousand, earnings attributable to the Company's common shareholders for the year were a loss of $1.4 million, or ($0.46) per fully diluted share, compared to net income of $267 thousand, or $0.10 per fully diluted share in 2010.

The Company is the parent company of Inland Northwest Bank (the "Bank" or "INB"). The Bank reported a loss for the fourth quarter 2011 of $487 thousand, compared to a loss of $385 thousand for the fourth quarter of 2010. For the year, the Bank reported a loss for 2011 of $421 thousand, compared to a net profit of $1.4 million for 2010.

"During 2011, we continued to focus on reducing the level of non-performing loans," Fewel stated, "while maintaining a high level of liquidity and strong capitalization." While this helped achieve our goal of reducing overall risk in the balance sheet, it also negatively impacted earnings.

"After making a small profit in 2010," Fewel said, "we are disappointed to show a loss in 2011. But I have said all along that the road to full recovery will be a bumpy one, and it clearly is. Nevertheless, there were many positives for us this past year that we hope to build on in 2012."

Total Revenue

"We continue to grow revenue," Fewel commented. Total revenue, defined as net interest income plus non-interest income, was $19.3 million in 2011, compared to $18.7 million in 2010. This represents a $630 thousand, or 3.4%, increase in total revenue. This increase followed a 10.3% increase in total revenue for the previous year. "Gross revenue is an important measure of the fundamentals of a bank," Fewel said, "and I believe our fundamentals are sound. The Company has demonstrated a positive six year trend in this important metric."

Core Earnings

Core earnings for the Company in 2011 were $5.4 million, compared to $5.0 million in 2010 and $3.7 million in 2009. The 2011 results represent a $411 thousand, or 8.2%, improvement in core earnings year over year and establishes a new record for the Company's core earnings.

Core earnings is considered to be a non-GAAP financial measure and should be viewed in conjunction with total earnings. The following table presents a reconciliation of core earnings to total earnings.

	2011	2010	2009
Pre-tax earnings	$ (1,539,063)	$ 1,165,395	$ (4,325,005)
Add:
Provision for loan losses	6,874,000	2,950,000	7,347,348
Net loss on foreclosed real estate and other property owned	355,097	1,498,732	801,534
Subtract:
Net gain on investment securities	(263,832)	(375,221)	(6,083)
B & O tax refund	--	(223,695)	--
Life insurance proceeds	--	--	(144,677)
CORE EARNINGS	$ 5,426,202	$ 5,015,211	$ 3,673,117

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Loan Losses and Provisions

The Bank charged off $1.7 million in the fourth quarter of 2011 and expensed $2.0 million into the loan loss reserve during the quarter. This compares to $1.5 million charged off in the fourth quarter of 2010 and $900 thousand expensed into the reserve.

For the year, the Bank charged off $7.0 million and expensed $6.9 million into the reserve. In 2010, the Bank charged off $3.1 million and added $3.0 million to the loan loss reserve.

"While these loan losses are very painful, unfortunately they are a necessary part of the process of working through the fallout from the recession," Fewel stated. "We booked $587 million in loans in 2006, 2007 and 2008. It is not unusual for a small percentage of loans to stop performing, but the number of bad loans this past year was aggravated by the worst recession in our lifetimes. We have charged off a total of $15.1 million over the last three years, which represents 2.6% of the loans booked in the three years leading up to the recession.  We expect to see this rate begin to decline in 2012."

The Bank's loan loss reserve (the "ALLL") ended 2011 at $6.8 million, which is 2.56% of gross loans outstanding as of December 31, 2011. This compares to the ALLL balance of $6.9 million at the end of 2010, which was 2.45% of gross loans outstanding at that point in time.

Net Interest Margin

Net Interest Income (interest income minus interest expense) increased from $14.6 million in 2010 to $15.2 million in 2011, an increase of $609 thousand or 4.2%. The net interest margin (the "NIM") as a percent of average assets improved by 0.22% in 2011, going from 4.07% in 2010, to 4.29% in 2011.  The NIM also improved by 0.40% from 2009 to 2010, so the Company has been able to significantly improve its margin the last two years.

Non-interest Income

Non-interest income as a percent of average assets improved slightly in 2011, from 1.02% in 2010, to 1.03%. By comparison, non-interest income in 2009 was 0.80% of average assets, which shows that during 2011 the Bank was able to maintain the gains made in 2010.

Non-interest Expense

The Bank's non-interest expense decreased from 3.68% of average assets in 2010, to 3.57% in 2011.  An important component of non-interest expense is the cost associated with achieving resolutions on problem loans and loss mitigation on those loans and on foreclosed real estate. While still elevated over historical norms, these costs in 2011 were significantly less than 2010, which resulted in an overall decrease in non-interest expense.

Non-performing Assets

The Bank's non-performing assets ("NPAs"), or loans that are no longer accruing interest, together with foreclosed real estate, were $12.8 million as of December 31, 2011. This is a decrease of $3.9 million, or 23.0%, from $16.7 million for the prior year.

As a percent of total assets, NPAs were 3.3% at year-end 2011, compared to 4.2% at year-end 2010.

At December 31, 2011, the Bank had fifteen nonaccrual loans, totaling $8.4 million, compared to thirty-one nonaccrual loans, totaling $12.7 million, at December 31, 2010, representing a decrease of $4.3 million or 34.1%.

Foreclosed real estate totaled $4.5 million at December 31, 2011, representing an increase of $496 thousand, or 12.5%, from the amount reported at December 31, 2010. The largest foreclosed real estate property balances consist of a motel, business park, developed residential lots and undeveloped land located in Clark and Spokane counties in Washington and Kootenai and Shoshone counties in Idaho.

Restructured Loans

Restructured loans are those for which, due to a borrower's financial difficulties, the Bank grants a concession in loan terms or conditions that it would not otherwise consider or that would not otherwise be available to the borrower. INB's restructured loans increased from $5.1 million at the end of 2010, to $15.9 million at the end of 2011.

"The increase in restructured loans is a result of the fact we have been working hard with our borrowers who are experiencing severe financial difficulties to work out mutually acceptable agreements to help them get through these difficult times," Fewel said. Thirteen loans make up the restructured loan portfolio at year-end. Ten of the thirteen loans were current at year-end according to the restructured terms. Two of the three loans that were not current at year-end were in active negotiations that were satisfactorily concluded in January 2012 and are now current according to the restructured terms. The final loan, for $300 thousand, remains in default and appropriate legal action is being taken.

"It is our preference at INB," Fewel said, "to work with our borrowers to try to help them navigate through difficult times."

Core Deposits

Core deposits grew by $20.4 million, or 9.6%, in 2011, following core deposit growth of $48.6 million, or 29.5%, in 2010. Core deposits were $233.7 million at year end 2011, up from $213.3 million at the end of the previous year. "This marks the fourth straight year of excellent growth in core deposits," Fewel said, "and is compelling evidence that the INB brand continues to gain in popularity in the Inland Northwest.  Our business model of providing highly personalized service, in modern, well-located facilities and offering checking products that differentiate INB from the competition, really seems to be resonating with the people in our markets." Core deposits are defined as all deposits except certificates of deposit or time deposits.

Assets and Loans

Total assets at December 31, 2011 were $385.7 million, a decrease of $8.8 million, or 2.2%, compared to total assets of $394.6 million at December 31, 2010. Average earning assets, which serve as the primary revenue source for the Company, declined $4.4 million (1.2%) in 2011, from $359.7 in 2010 to $355.3 million in 2011.

At December 31, 2011, the Bank reported $265.8 million in gross loans, a decrease of $16.1 million, or 5.7%, compared to December 31, 2010. This decrease is a result of transfers to foreclosed real estate totaling $2.8 million, charge-offs totaling $7.0 million, and net loan attrition of $6.3 million.

"INB is eager to make business and consumer loans," Fewel commented. "In fact, our commercial and consumer lenders made $75 million in loans in 2011, compared to just $46 million in 2010. Unfortunately, that wasn't enough to offset loan pay-downs and payoffs. Nevertheless, I am encouraged by the increase in loan activity, and hope that it is an indication that the economy is beginning to come out of the recession here in the Inland Northwest."

Residential Mortgages

Residential mortgage volume was down 12.0% for the Bank in 2011 at $42.5 million compared to $48.4 million in 2010, indicating the housing market has not yet begun to recover.

Investments

The Bank's investment portfolio, consisting of U.S. government agency securities, municipal securities, corporate bonds, and mortgage-backed and other asset-backed securities, ended the year at $66.3 million, down slightly from the $69.7 million level at the end of 2010. However, the Bank's unrealized gain in the investment portfolio increased dramatically in 2011. At the end of 2010, the Bank had an unrealized loss in the portfolio of $1.1 million, but at the end of 2011, there was an unrealized gain in the portfolio of $1.8 million representing a $2.9 million swing in potential gains.

Liquidity

The Company's liquidity remains very strong. Cash, federal funds sold to other banks, interest bearing deposits in other banks, and securities available for sale equaled $93.5 million at year-end 2011 and constituted 24.2% of total assets. At year-end 2010, these liquid assets equaled $85.6 million, or 21.7%, of total assets.

"We are actually carrying more liquidity right now than we would like," Fewel said, "because we would prefer to deploy some of that liquidity into loans to qualified community businesses. When loan demand begins to pick up, INB is well positioned to provide capital to credit-worthy businesses to help them grow and add jobs."

Capital Position

Holly Poquette, the Chief Financial Officer for the Company and the Bank, reported that "All of the Bank's capital ratios at year-end were well above the regulatory levels required to be considered well-capitalized." The Bank's Leverage Capital was 10.2% at year-end, up from 10.1% at the previous year-end. The regulatory requirement for this ratio to be considered well-capitalized is 4.0%.

The Bank's Tier 1 Risk Based Capital Ratio was 12.8% at the end of 2011, compared to 12.4% at the end of 2010.  The regulatory requirement for this ratio to be considered well-capitalized is also 4.0%.

The Bank's Total Risk Based Capital Ratio was 14.0% at the end of 2011 versus 13.6% at the end of the previous year. The regulatory requirement for this ratio to be considered well-capitalized is 8.0%.

Company Stock

The Company's stock is traded on the over-the-counter electronic bulletin board under the symbol NBCT. The price as of December 31, 2011 was $5.00 per share, up 10 cents, or 2.0%, from the price of $4.90 per share at the end of 2010. "Even though that was only a very small improvement for the year," Fewel commented, "it was interesting to note that out of the eighteen publicly traded companies headquartered in the Inland Northwest, as reported in the Spokane Journal of Business on February 2, 2012, Northwest Bancorporation's stock was the third best performer for the year and was one of only four stocks to show a gain for the year."

Tangible book value of the Company's common stock at December 31, 2011 was $8.30 per share, compared to $8.12 as of December 31, 2010.

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words "expects," "'anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated periodically in the Company's filings with the Securities and Exchange Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         OR

         Holly Poquette
         Chief Financial Officer
         (509) 456-8888